Exhibit 10.23

CONTRACT OF EMPLOYMENT

Perfect-Valois Ventil GmbH,
Hildebrandstr. 20, 4600 Dortmund 13,
hereinafter referred to in short as “Company”
represented by its shareholder, Pittway GmbH,
Dortmund, this represented by its sole managing
director, Mr Carl Alexander Siebel, with sole powers of representation,
Paris/Lüdenscheid.

and

Mr. Jacques Achille Blanié,
Leyenhaus 30a, 5063 Overath,
und 9, chemin de la Coulette
78620 L’Etang-la-Ville, France,
in the following shortly named as
“Managing Director”,

herewith enter into the following contract:

§ 1
SCOPE OF DUTIES

(1)

a)	Effective as of 1 January 1989 Mr. Blanié is appointed as managing director of the Company, with the right to represent the Company in conjunction with the other managing directors or an authorized signatory.

b)	Mr. Blanié shall assume the position as Chairman of the Management of the Company and report directly to the sole managing director, with sole powers of representation, of Pittway GmbH, Mr Carl Alexander Siebel.

c)	The rights and duties of the managing director shall be determined according to the Articles of Association in the respective applicable version and the supplementary legal regulations.

(2)	The managing director undertakes to put all his efforts into exclusively managing the business of the Company. The prior, express, written consent of Pittway GmbH, represented by its managing directors, must be obtained before undertaking any and all secondary activities including such at affiliated companies.

(3)	The managing director may neither directly nor indirectly carry out any rival business for own or third party account during the term of this contract.

§ 2
BUSINESS WHICH REQUIRES APPROVAL

The managing director shall exercise his office with the due care and attention of an ordinary businessman. He shall require the prior consent of Pittway GmbH for the following business:

a)	Approval of the annual financial, business and investment plan.

b)	Acquisition, sale, encumbrance of properties and rights equivalent to properties; the same shall apply for the corresponding executory transactions.

c)	Undertaking of structural measures, whether it be new buildings, conversions or changes.

d)	Acquisitions or sales of fixtures, which may in an individual case exceed a value of DM 10.000.

e)	Conclusion of leasing or rental contracts.

f)	Employment and dismissal of employees with monthly salaries of more than DM 5.000.

g)	Participation of employees in profit, turnover or assets of the company and pension assurances of all kinds.

h)	The undertaking of commitments from bills of exchange and sureties and to borrow loans in an individual case of more than DM 10.000; this shall not include current commercial credits.

i)	Approval of loans or granting of securities of all kinds.

j)	Set-up of branches, acquisition of other companies and participation in such.

k)	Sale of the company either in whole or of part plants of such.

l)	Conclusion, revocation or amendment to contracts with relations and relations by marriage.

m)	Granting and revocation of general commercial powers of representation and powers of attorney.

§ 3
REMUNERATION

(1)	As a remuneration for his activity the managing director shall receive from 1 January 1989 a monthly gross salary in the amount of DM 8.000,—

(in words: eight thousand German Marks)

plus a Christmas bonus of DM 4.000 for the first time on 30 November 1989 and vacation allowance of DM 4.000 for the first time on 30 June 1989. The above remuneration shall be paid after deduction of the legal duties at the end of each calendar month.

(2)	Insofar as within the European Division of the Pittway Corporation an annual bonus is paid according to the regulations, which may be fixed again each year, the managing director shall receive a bonus according to the following computation base:

a)	50% of the amount to which he is entitled according to the above regulation and additionally:

b)	up to 25% of the annual salary (Basis 1989: DM 96.000), dependent on the increase in the profits of the Company compared with the previous year, which must however be at least 5% and further based on the performance of the managing director compared with the objectives laid down between him and the managing director of Pittway GmbH each year, except the objective for the profits.

The above computation bases are to be deemed as directives. The final exact stipulation of the possible annual bonus is at the discretion of the managing director of Pittway GmbH.

(3)	As the managing director intends to carry out certain secondary activities for other companies according to § 1 (2) of this contract, agreements may be reached between the Company and affiliated companies relating to:

Payment of a part or the whole remuneration for the managing director by affiliated companies, insofar as these do not result in a change of the rights and duties of the managing director towards the Company stipulated in this contract. The possible settlement of payments of an affiliated company to the managing director with the Company remains at the discretion of the participating companies.

§ 4
SECONDARY PAYMENTS

(1)	The directives of the Company shall apply for the reimbursement of the costs due to business trips, which are insofar a part of this contract. All settlements of the managing director for such secondary payments must be counter-signed by the managing director of Pittway GmbH before payment.

(2)	The Company shall make available to the managing director a company car (currently Mercedes 230 1E) for the duration of the contract of employment, which he may also use for private trips. All costs shall be borne by the Company. The taxation of the monetary benefit for the private use shall be borne by the managing director.

(3)	The Company shall take out an accident insurance for the benefit of the managing director according to the rules of the Company for members of the management.

(4)	The Company shall reimburse in full and against provision of proof the cost for telephone calls conducted in the line of business.

§ 5
LEAVE

The managing director shall be entitled to annual paid leave of 30 working days. The leave shall be taken so that the needs of the Company are not impaired.

§ 6
SECRECY

(1)	The managing director undertakes to maintain absolute secrecy on all business and operational matters, in particular business and trade secrets of which he shall become aware within the framework of his activity. This duty to maintain secrecy shall also continue insofar as permitted by law after termination of the employment relationship.

(2)	He undertakes when he leaves to return to the company all documents in his possession, associated with his activity. If necessary, he shall make a declaration in lieu of an oath that he has destroyed all documents in this respect, so that no third party may acquire any know-how from said documents. He shall not be entitled to a right of retention for these documents.

§ 7
TERM OF THE CONTRACT

(1)	The contract may be terminated for the first time with a period of notice of 9 months to 31 December 1991. If it is not terminated by this date, an unlimited contract will apply from 1 January 1992 with a period of notice of 12 months to the end of the year.

(2)	The termination must be made in writing to be valid.

(3)	Without the need for a special termination this contract shall end with the expiry of the month in which the managing director shall attain the age of 65.

§ 8
FINAL PROVISIONS

(1)	Any changes and supplements must be made in writing to be valid.

(2)	Should individual provisions of this contract be or become invalid then this shall have no effect on the validity of the remaining provisions. A reasonable provision shall be agreed upon to replace the invalid provision and to complete possible loopholes in the contract, which shall as far as possible satisfy the intended commercial purpose of the parties.

(3)	Place of jurisdiction shall be Düsseldorf.

Dortmund, 1 January 1989	Date: 1 January 1989

/s/ Carl A. Siebel Carl A. Siebel	/s/ Jacques Blanié Jacques Blanié